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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*


                              Golar LNG Limited
--------------------------------------------------------------------------------
                               (Name of Issuer)


                  Common Shares, par value $1.00 per shares
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  G9456A100
--------------------------------------------------------------------------------
                                (CUSIP Number)


                              December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  G9456A100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Grosvenor Holding Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     -0-

6.   SHARED VOTING POWER

     28,012,000

7.   SOLE DISPOSITIVE POWER

     -0-

8.   SHARED DISPOSITIVE POWER

     28,012,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,012,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        50.01%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

CUSIP No.  G9456A100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Greenwich Holding Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     -0-

6.   SHARED VOTING POWER

     28,012,000

7.   SOLE DISPOSITIVE POWER

     -0-

8.   SHARED DISPOSITIVE POWER

     28,012,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,012,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        50.01%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

CUSIP No.  G9456A100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     World Shipholding Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     -0-

6.   SHARED VOTING POWER

     28,012,000

7.   SOLE DISPOSITIVE POWER

     -0-

8.   SHARED DISPOSITIVE POWER

     28,012,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,012,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        50.01%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

CUSIP No.  G9456A100
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Osprey Maritime Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     -0-

6.   SHARED VOTING POWER

     28,012,000

7.   SOLE DISPOSITIVE POWER

     -0-

8.   SHARED DISPOSITIVE POWER

     28,012,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,012,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        50.01%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

------------------------------------------------------------------------------

CUSIP No.  G9456A100
           ---------------------


Item 1(a).  Name of Issuer:

            Golar LNG Limited

           -------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            14 Par-La-Ville Road, Hamilton Bermuda, HMO8, Bermuda

           -------------------------------------------------------------------

Item 2(a).  Name of Persons Filing are:

            (1) Grosvenor Holding Ltd.;
            (2) Greenwich Holding Ltd.;
            (3) World Shipholding Limited; and
            (4) Osprey Maritime Limited

           -------------------------------------------------------------------

      (b).  Address or Principal Business Office, or if None, Residence:

            The principal business office of each of the persons filing is:

            c/o Seatankers Management Co. Ltd.
            PO Box 53562
            CY-3399 Limassol
            Cyprus

           -------------------------------------------------------------------

      (c).  Citizenship:
            (1) The citizenship of Grosvenor Holding Ltd. and World Shipholding
                Limited is Liberia;
            (2) The citizenship of Greenwich Holding Ltd. is Cyprus; and
            (3) The citizenship of Osprey Maritime Limited is Singapore.

           -------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Shares; par value $1.00 per share

           -------------------------------------------------------------------

      (e).  CUSIP Number:

            G9456A100

           -------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

     On November 29, 2002, the effective date of Golar LNG Limited's registration statement on Form 20-F, the reporting persons beneficially owned 28,012,000 shares of Golar LNG Limited's common stock, representing 50.01% Golar LNG Limited's outstanding common shares.

     Osprey Maritime Limited is the shareholder of record of 28,012,000 shares of Golar LNG Limited's common shares. World Shipholding Limited owns 99% of the issued and outstanding shares of Osprey Maritime Limited. World Shipholding Limited is in turn 100% owned by Greenwich Holding Ltd., which is in turn 100% owned by Grosvenor Holding Ltd. Grosvenor Holding Ltd. is indirectly controlled by Mr. John Fredriksen, who is the Chairman and President of Golar LNG Limited.

     (b)  Percent of class:

          50.01%

           -------------------------------------------------------------------

     (c)  Number of shares as to which the Reporting Persons person have:

          (i)   Sole power to vote or to direct the vote
                                                            -------------------


          (ii)  Shared power to vote or to direct the vote
                                                              28,012,000
                                                            -------------------

          (iii) Sole power to dispose or to direct the
                disposition of                               -0-
                                                            -------------------

          (iv)  Shared power to dispose or to direct the
                disposition of                                28,012,000
                                                            -------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


         Instruction:  Dissolution of a group requires a response to this item.

         Not Applicable
          ---------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable
          ---------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         Not Applicable
          ---------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to 240.13d-1(c) or 240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         Not Applicable
          ---------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


         Not Applicable
          ---------------------------------------------------------------------

Item 10.  Certification.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated April 8, 2003                             GROSVENOR HOLDING LTD.


                                                /s/ Costas Saveriades
                                                ---------------------

                                                Costas Saveriades
                                                Director


Dated April 8, 2003                             GREENWICH HOLDING LTD.


                                                /s/ Costas Saveriades
                                                ---------------------

                                                Costas Saveriades
                                                Director


Dated April 8, 2003                             WORLD SHIPHOLDING LIMITED


                                                /s/ Costas Saveriades
                                                ---------------------

                                                Costas Saveriades
                                                Director


Dated April 8, 2003                             OSPREY MARITIME LIMITED


                                                /s/ Dimitris Hannas
                                                -------------------

                                                Dimitris Hannas
                                                Chief Executive Officer


03849.0004 #393594